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                                                                     EXHIBIT 3.1

                          FIVE STAR QUALITY CARE, INC.
                          ----------------------------

                      ARTICLES OF AMENDMENT AND RESTATEMENT

         FIRST: Five Star Quality Care, Inc., a Maryland corporation (the "Corporation"), desires to amend and restate its charter as currently in effect and as hereinafter amended.

         SECOND: The following provisions are all the provisions of the charter currently in effect and as hereinafter amended:

                                    ARTICLE I
                                      NAME

                  The name of the corporation (the "Corporation") is:

                          Five Star Quality Care, Inc.

                                   ARTICLE II
                                     PURPOSE

                  The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force.

                                   ARTICLE III
                  PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

         The address of the principal office of the Corporation in the State of Maryland is c/o Ballard Spahr Andrews & Ingersoll, LLP, 300 East Lombard Street, Baltimore, Maryland 21202, Attention: James J. Hanks, Jr. The name of the resident agent of the Corporation in the State of Maryland is James J. Hanks, Jr., whose post address is c/o Ballard Spahr Andrews & Ingersoll, LLP, 300 East Lombard Street, Baltimore, Maryland 21202. The resident agent is a citizen of and resides in the State of Maryland.

                                   ARTICLE IV
                        PROVISIONS FOR DEFINING, LIMITING
                      AND REGULATING CERTAIN POWERS OF THE
                CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS

                  Section 4.1 NUMBER AND CLASSIFICATION OF DIRECTORS. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation initially shall be two, which number may be increased or decreased only by the Board of Directors pursuant to the Bylaws, but shall never be less than the minimum number required by the Maryland General Corporation Law (the "MGCL") or more than seven.
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                  The Corporation elects, at such time as such election becomes available under Section 3-802(b) of the MGCL, that, except as may be provided by the Board of Directors in setting the terms of any class or series of Preferred Stock (as hereinafter defined), any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred.

                  On the first date on which the Corporation shall have more than one stockholder of record, the directors (other than any director elected solely by holders of one or more classes or series of Preferred Stock) shall be classified into three groups, Group I, Group II and Group III. The number of directors in each class shall be as nearly equal in number as possible, as determined by the Board of Directors. Directors in Group I shall serve for a term ending at the annual meeting of stockholders to be held in 2002; directors in Group II shall serve for a term ending at the annual meeting of stockholders to be held in 2003, and directors in Group II shall serve for a term ending at the annual meeting of stockholders to be held in 2004 and, in each such case, until their successors are duly elected and qualify. At each annual meeting of the stockholders, the successors to the class of directors whose term expires at such meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors are duly elected and qualify.

                  The names of the initial directors are:

                                      Gerard M. Martin
                                      Barry M. Portnoy

                  Section 4.2 EXTRAORDINARY ACTIONS. Except as specifically provided in Section 4.7 (relating to removal of directors), notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid only if (a) such action is first declared advisable by the Board of Directors and (b) then taken or approved by (i) the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter, or (ii) if Maryland law hereafter permits the effectiveness of a vote described in this clause (ii), the affirmative vote a majority of the votes cast on the matter or any such lesser proportion permitted under Maryland law.

                  Section 4.3 AUTHORIZATION BY BOARD OF STOCK ISSUANCE. The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the charter or the Bylaws.

                  Section 4.4 PREEMPTIVE RIGHTS. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section 5.4


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or as may otherwise be provided by contract, no holder of shares of stock of the
Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell.

                  Section 4.5 INDEMNIFICATION. The Corporation shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former director or officer of the Corporation or (b) any individual who, while a director of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former director or officer of the Corporation. The Corporation shall have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation.

                  Section 4.6 DETERMINATIONS BY BOARD. The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors consistent with the charter and in the absence of actual receipt of an improper benefit in money, property or services or active and deliberate dishonesty established by a court, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, annual or other net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; or any other matter relating to the business and affairs of the Corporation.

                  Section 4.7 REMOVAL OF DIRECTORS. Subject to the rights of holders of one or more classes or series of Preferred Stock to elect or remove one or more directors, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and then only by the affirmative vote of at three-fourths of the votes entitled to be cast generally in the election of directors. For the purpose of this paragraph, "cause" shall mean, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to the Corporation through bad faith or active and deliberate dishonesty.

                  Section 4.8 INFORMAL ACTIONS BY STOCKHOLDERS. Any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting only by a


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unanimous written consent of the stockholders entitled to vote on the matter which sets forth the action.

                                    ARTICLE V
                                      STOCK

                  Section 5.1 AUTHORIZED SHARES. The Corporation has authority to issue 11,000,000 shares of stock, consisting of 10,000,000 shares of Common Stock, $.01 par value per share ("Common Stock"), and 1,000,000 shares of Preferred Stock, $.01 par value per share ("Preferred Stock"). The aggregate par value of all authorized shares of stock having par value is $110,000. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to this Article V, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph. The Board of Directors, without any action by the stockholders of the Corporation, may amend the charter at any time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

                  Section 5.2 COMMON STOCK. Subject to the provisions of Article VI, each share of Common Stock shall entitle the holder thereof to one vote. The Board of Directors may reclassify any unissued shares of Common Stock from time to time in one or more classes or series of stock.

                  Section 5.3 PREFERRED STOCK. The Board of Directors may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any series from time to time, in one or more classes or series of stock.

                  Section 5.4 CLASSIFIED OR RECLASSIFIED SHARES. Prior to issuance of classified or reclassified shares of any class or series, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation;
(b) specify the number of shares to be included in the class or series; (c) set or change, subject to the provisions of Article VI and subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland ("SDAT"). Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this Section 5.4 may be made dependent upon facts or events ascertainable outside the charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary filed with the SDAT.

                  Section 5.5 CHARTER AND BYLAWS. All persons who shall acquire stock in the Corporation shall acquire the same subject to the provisions of the charter and the Bylaws.


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                  Section 5.6 QUORUM. At an annual meeting of stockholders or a special meeting of stockholders called by the Board of Directors or any authorized officer of the Corporation, the presence in person or by proxy of stockholders entitled to cast one third of all the votes entitled to be cast at such meeting shall constitute a quorum. At any special meeting of stockholders called upon the written request of stockholders, the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting shall constitute a quorum. This section shall not affect any requirement under any statute or the charter for the vote necessary for the adoption of any measure, and shall not affect any provisions of the Bylaws with respect to the quorum at meetings of stockholders to the extent not inconsistent with this Section.

                                   ARTICLE VI
                 RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES

                  Section 6.1 DEFINITIONS. For the purpose of this Article VI, the following terms shall have the following meanings:

                  AMEX. The term "AMEX" shall mean the American Stock Exchange, LLC, or any other national securities exchange on which the Common Stock may be subsequently listed.

                  BUSINESS DAY. The term "Business Day" shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in the Commonwealth of Massachusetts or in the State of New York are authorized or required by law, regulation or executive order to close.

                  CAPITAL STOCK. The term "Capital Stock" shall mean all classes or series of stock of the Corporation, including, without limitation, Common Stock and Preferred Stock.

                  CHARITABLE BENEFICIARY. The term "Charitable Beneficiary" shall mean one or more beneficiaries of the Charitable Trust as determined pursuant to Section 6.3.7, provided that each such organization must be described in Sections 501(c)(3), 170(b)(1)(A) (other than clause (vii) or (viii) thereof) and 170(c)(2) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

                  CHARITABLE TRUST. The term "Charitable Trust" shall mean any trust provided for in Section 6.2.1(b)(i) and Section 6.3.1.

                  CHARITABLE TRUSTEE. The term "Charitable Trustee" shall mean the Person, unaffiliated with the Corporation and a Prohibited Owner, that is appointed by the Corporation from time to time to serve as trustee of the Charitable Trust.

                  CLOSING PRICE. The "Closing Price" with respect to shares of Capital Stock on any date shall mean the last sale price for such shares of Capital Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such shares of Capital Stock, in either case as reported on the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the AMEX or, if such shares of Capital Stock are not listed or admitted to trading on the AMEX, as reported on the principal consolidated transaction reporting system with respect to securities listed on the

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principal national securities exchange on which such shares of Capital Stock are listed or admitted to trading or, if such shares of Capital Stock are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices, in the over-the-counter market, as reported by the Nasdaq Stock Market or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such shares of Capital Stock are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such shares of Capital Stock selected by the Board of Directors or, in the event that no trading price is available for such shares of Capital Stock, the fair market value of such shares, as determined in good faith by the Board of Directors.

                  CODE. The term "Code" means the Internal Revenue Code of 1986, as amended.

                  CONSTRUCTIVE OWNERSHIP. The term "Constructive Ownership" shall mean ownership of shares of Capital Stock by a Person, whether the interest in shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include any interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructive Owner," "Constructively Owns" and "Constructively Owned" shall have the correlative meanings.

                  DISTRIBUTION. The term "Distribution" shall mean the distribution by SNH to the holders of its common shares of shares of Common Stock of the Corporation and the immediate distribution of the Corporation's Common Stock received by HRPT Properties Trust, a Maryland real estate investment trust, to holders of its common shares.

                  EFFECTIVE DATE. The term "Effective Date" shall mean the date on which the Distribution occurs.

                  EXCEPTED HOLDER. The term "Excepted Holder" shall mean a stockholder of the Corporation for whom an Excepted Holder Limit is created by the Board of Directors pursuant to Section 6.2.7.

                  EXCEPTED HOLDER LIMIT. The term "Excepted Holder Limit" shall mean, provided that (and only so long as) the affected Excepted Holder complies with all of the requirements established by the Board of Directors pursuant to Section 6.2.7, and subject to adjustment pursuant to Section 6.2.8, the percentage limit established by the Board of Directors pursuant to
Section 6.2.7.

                  EXCLUDED HOLDER. The term "Excluded Holder" shall mean any Person who acquires Constructive Ownership of shares of Common Stock solely by reason of the Transfer of Common Stock in the Distribution and who, immediately following the Distribution, Constructively Owns shares of Common Stock in excess of the Ownership Limit solely by reason of such Transfer of Common Stock in the Distribution. The term Excluded Holder shall include HRPT Properties Trust.

                  EXCLUDED HOLDER LIMIT. The term "Excluded Holder Limit" shall mean, with respect to any Excluded Holder, the shares of Capital Stock that such Excluded Holder was considered to Constructively Own immediately following the Distribution solely by reason of the

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Distribution (taking into account only such shares of Capital Stock and no other shares as to which such Person may thereafter become, for any reason, the Constructive Owner); provided, however, that (i) if the amount of shares of Capital Stock such Excluded Holder is considered to constructively own decreases by disposition or otherwise, but remains higher than the Ownership Limit, then such decreased amount shall become the Excluded Holder Limit, and
(ii) if at any time the Excluded Holder Limit for any Excluded Holder would be less than the Ownership Limit, such Excluded Holder shall cease to be an Excluded Holder and the Ownership Limit shall thereafter apply to such Person.

                  MARKET PRICE. The term "Market Price" on any date shall mean, with respect to any class or series of outstanding shares of Capital Stock, the Closing Price for such shares of Capital Stock on such date.

                  OWNERSHIP LIMIT. The term "Ownership Limit" shall mean (i) with respect to shares of Common Stock, 9.8% (in value or number of shares, whichever is more restrictive) of the outstanding Common Stock of the Corporation; and (ii) with respect to any class or series of shares of Preferred Stock or other stock, 9.8% (in value or number of shares, whichever is more restrictive) of the outstanding shares of such class or series of Preferred Stock or other stock of the Corporation.

                  PERSON. The term "Person" shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company, limited liability company, or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended; provided, however, that the term "Person" shall not include any "group" as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, if such "group" would be an Excluded Holder (but any Person that is a member of such "group" shall still be considered to be a "Person" for purposes hereof).

                  PROHIBITED OWNER. The term "Prohibited Owner" shall mean any Person who, but for the provisions of Section 6.2.1, would Constructively Own shares of Capital Stock, and if appropriate in the context, shall also mean any Person who would have been the record owner of shares of Capital Stock that the Prohibited Owner would have so owned.

                  REIT. The term "REIT" shall mean a real estate investment trust within the meaning of Section 856 of the Code.

                  RESTRICTION TERMINATION DATE. The term "Restriction Termination Date" shall mean the first day after the Effective Date on which any of the following are applicable: (i) there shall have been a "final determination" within the meaning of Section 1313 of the Code, or SNH has publicly announced, that SNH no longer qualifies as a REIT; (ii) SNH notifies the Corporation that SNH's Board of Trustees has determined that it is no longer in the best interests of SNH to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Constructive Ownership and Transfers of shares of Capital Stock set forth herein is no longer required in order for SNH to qualify as a REIT; or (iii) the Corporation

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determines (and SNH concurs, in writing), that SNH derives and is expected to continue to derive less than one percent (1%) of its gross income (as determined for purposes of Section 856(c)(2) of the Code) pursuant to leases, mortgages or other arrangements with the Corporation and other Persons in which the Corporation owns (as determined under Section 856(d)(5) of the Code) an interest described in Section 856(d)(2)(B) of the Code.

                  SNH. The term "SNH" shall mean Senior Housing Properties Trust, a Maryland real estate investment trust, and its successors.

                  TRANSFER. The term "Transfer" shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event (or any agreement to take any such actions or cause any such events) that causes any Person to acquire Constructive Ownership of shares of Capital Stock or the right to vote or receive dividends on shares of Capital Stock, including without limitation, (a) the transfer of shares of Capital Stock to holders of common shares of SNH or HRPT in the Distribution, (b) any change in the capital structure of the Corporation which has the effect of increasing the total equity interest of any Person in the Corporation, (c) a change in the relationship between two or more Persons which causes a change in ownership of shares of Capital Stock by application of Section 318(a) of the Code, as modified by
Section 856(d)(5), (d) the grant or exercise of any option or warrant (or any disposition of any option or warrant, or any event that causes any option or warrant not theretofore exercisable to become exercisable), pledge, security interest or similar right to acquire shares of Capital Stock, (e) any disposition of any securities or rights convertible into or exchangeable for shares of Capital Stock or any interest in shares of Capital Stock or any exercise of any such conversion or exchange right, and (f) transfers of interests in other entities that result in changes in Constructive Ownership of shares of Capital Stock, in each case, whether voluntary or involuntary, whether owned of record or Constructively Owned, and whether by operation of law or otherwise. The terms "Transferring" and "Transferred" shall have the correlative meanings.

                  Section 6.2  RESTRICTIONS ON OWNERSHIP AND TRANSFER OF SHARES.

                           Section 6.2.1 OWNERSHIP LIMITATIONS. During the
period commencing on the Effective Date and ending at the close of business on the Restriction Termination Date:

                                    (a) BASIC RESTRICTIONS. (i) No Person, other
than an Excepted Holder or an Excluded Holder, shall Constructively Own shares of Capital Stock in excess of the Ownership Limit, (ii) no Excepted Holder shall Constructively Own shares of Capital Stock in excess of the Excepted Holder Limit for such Excepted Holder, and (iii) no Excluded Holder shall Constructively Own shares of Capital Stock in excess of the Excluded Holder Limit for such Excluded Holder.

                                    (b) TRANSFER IN TRUST. If any Transfer of
shares of Capital Stock occurs (whether or not such Transfer is the result of a transaction entered into through the facilities of the AMEX or any other national securities exchange or automated inter-dealer quotation system) which, if effective, would result in any Person Constructively Owning shares of Capital Stock in violation of Section 6.2.1(a)(i), 6.2.1(a)(ii) or 6.2.1(a)(iii), as applicable; (i) then that number of shares of Capital Stock the Constructive Ownership of which otherwise

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would cause such Person to violate Section 6.2.1(a)(i), 6.2.1(a)(ii) or
6.2.1(a)(iii) (rounded upward to the nearest whole share) shall be automatically transferred to a Charitable Trust for the benefit of a Charitable Beneficiary, as described in Section 6.3, effective as of the close of business on the Business Day prior to the date of such Transfer (or as of the close of business on the Effective Date as to any such Transfer that occurs on the Effective Date), and such Person shall acquire no rights in such shares of Capital Stock; or (ii) if the transfer to the Charitable Trust described in clause (i) of this sentence would not be effective for any reason to prevent the violation of Section 6.2.1(a)(i), 6.2.1(a)(ii) or 6.2.1(a)(iii), as applicable, then the Transfer of that number of shares of Capital Stock that otherwise would cause any Person to violate Section 6.2.1(a)(i) or 6.2.1(a)(ii) or 6.2.1(a)(iii), as applicable, shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

                           Section 6.2.2 REMEDIES FOR BREACH. If the Board of
Directors or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of Section 6.2.1(a) or that a Person intends to acquire or has attempted to acquire Constructive Ownership of any shares of Capital Stock in violation of Section 6.2.1(a) (whether or not such violation is intended), the Board of Directors or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares of Capital Stock, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Section 6.2.1(a) shall automatically result in the transfer to the Charitable Trust described above, and, where applicable under Section 6.2.1(b)(ii), such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors or a committee thereof.

                           Section 6.2.3 NOTICE OF RESTRICTED TRANSFER. Any
Person who acquires or attempts or intends to acquire Constructive Ownership of shares of Capital Stock that will or may violate Section 6.2.1(a), or any Person who would have owned shares of Capital Stock that resulted in a transfer to the Charitable Trust pursuant to the provisions of Section 6.2.1(b), shall immediately give written notice to the Corporation of such event, or in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such acquisition or ownership on SNH's status as a REIT and the Corporation's compliance with its covenants with SNH with respect thereto.

                           Section 6.2.4 OWNERS REQUIRED TO PROVIDE INFORMATION.
During the period commencing at the Effective Time and ending at the close of business on the Restriction Termination Date:

                                    (a) Every stockholder of record of more than
five percent of the outstanding shares of any series or class of Capital Stock, within 30 days after the end of each taxable year, shall give written notice to the Corporation stating the name and address of such owner, the number of shares owned, and a description of the manner in which such shares of Capital Stock are held; provided that a stockholder of record who holds outstanding shares of Capital Stock as nominee for another Person, which other Person is required to include in gross

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income the dividends received on such shares (an "Actual Owner"), shall give written notice to the Corporation stating the name and address of such Actual Owner and the number of shares of Capital Stock of such Actual Owner with respect to which the stockholder of record is nominee. Each such stockholder of record and each Actual Owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such ownership on SNH's status as a REIT and to ensure compliance with the Ownership Limit and the Corporation's compliance of its covenants with SNH with respect thereto.

                                    (b) Each Person who is a Constructive Owner
of shares of Capital Stock and each Person (including the stockholder of record) who is holding shares of Capital Stock for a Constructive Owner shall provide to the Corporation such information as the Corporation may request, in good faith, in order to help determine SNH's status as a REIT and the Corporation's compliance of its covenants with SNH with respect thereto.

                           Section 6.2.5 REMEDIES NOT LIMITED. Subject to
Section 6.4, nothing contained in this Section 6.2 shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders in preserving SNH's status as a REIT.

                           Section 6.2.6 AMBIGUITY. In the case of an ambiguity
in the application of any of the provisions of this Section 6.2, Section 6.3 or any definition contained in Section 6.1, the Board of Directors shall have the power to determine the application of the provisions of this Section 6.2 or
Section 6.3 with respect to any situation based upon the facts known to it. If
Section 6.2 or 6.3 requires an action by the Board of Directors and the charter of the Corporation fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 6.1, 6.2 or 6.3.

                           Section 6.2.7 EXCEPTIONS.

                                    (a) The Board of Directors, in its sole and
absolute discretion, may grant to any Person who makes a request therefor (a "Requesting Person") an exception to the Ownership Limit (or one or more elements thereof) with respect to the ownership of any series or class of Capital Stock of the Corporation, subject to the following conditions and limitations: (i) (A) the Board of Directors shall have determined, in its sole and absolute discretion, that the Requesting Person's ownership of shares of Capital Stock in excess of the Ownership Limit pursuant to the exception requested hereunder (together with the ownership of shares of Capital Stock by all other Persons as permitted under this Article VI, taking into account any previously granted exceptions pursuant hereto) would not cause the Corporation or any Person in which the Corporation owns, directly or indirectly, any equity interest and which is a tenant of SNH or any entity in which SNH owns any equity interest, to be considered a "related party tenant" with respect to SNH for purposes of Section 856(d)(2)(B) of the Code, (B) the Board of Directors shall have determined, in its sole and absolute discretion, that the Requesting Person's ownership of shares of Capital Stock in excess of the Ownership Limit pursuant to the exception requested hereunder (together with the ownership of shares of Capital Stock by all other Persons as permitted under this Article VI, taking into account any previously granted exceptions pursuant hereto) would not cause a default under the terms of any lease relating to

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real or personal property pursuant to which the Corporation is a party or reasonably expects to become a party, (C) the Board of Directors shall have determined, in its sole and absolute discretion, and in the case of each individual director, in his or her business judgment, that the Requesting Person's ownership of shares of Capital Stock in excess of the Ownership Limit pursuant to the exception requested hereunder (together with the ownership of shares of Capital Stock by all other Persons as permitted under this Article VI, taking into account any previously granted exceptions pursuant hereto) is in the best interests of the Corporation, and (D) SNH shall have consented, in writing, to such exception; and (ii) such Requesting Person provides to the Board of Directors, for the benefit of both the Corporation and SNH, such representations and undertakings, if any, as the Board of Directors or SNH may, in their sole and absolute discretion of each of them, determine to be necessary in order for it to make the determination that the conditions set forth in clause (A) above of this Section 6.2.7(a) have been and/or will continue to be satisfied (including, without limitation, an agreement as to a reduced Ownership Limit or Excepted Holder Limit for such Requesting Person with respect to the Constructive Ownership of one or more other classes or series of shares of Capital Stock not subject to the exception), and such Requesting Person agrees that any violation of such representations and undertakings or any attempted violation thereof will result in the application of the remedies set forth in Section 6.2 with respect to shares of Capital Stock held in excess of the Ownership Limit or the Excepted Holder Limit (as may be applicable) with respect to such Requesting Person (determined without regard to the exception granted such Requesting Person under this subparagraph (a)). If a member of the Board of Directors requests that the Board of Directors grant an exception pursuant to this subparagraph (a) with respect to such member, or with respect to any other Person if such member of the Board of Directors would be considered to be the Constructive Owner of shares of Capital Stock owned by such other Person, such member of the Board of Directors shall not participate in the decision of the Board of Directors as to whether to grant any such exception.

                                    (b) Prior to granting any exception or
exemption pursuant to subparagraph (a), the Board of Directors may require a ruling from the IRS and/or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors, in its sole and absolute discretion as it may deem necessary or advisable in order to determine or ensure SNH's status as a REIT; provided, however, that the Board of Directors shall not be obligated to require obtaining a favorable ruling or opinion in order to grant an exception hereunder.

                                    (c) An underwriter or initial purchaser that
participates in a public offering or a private placement of shares of Capital Stock (or securities convertible into or exchangeable for shares of Capital Stock) may Constructively Own shares of Capital Stock (or securities convertible into or exchangeable for shares of Capital Stock) in excess of the Ownership Limit, but only to the extent necessary to facilitate such public offering or private placement; and provided, that the ownership of shares of Capital Stock by such underwriter or initial purchaser would not result in the Corporation or any Person in which the Corporation owns, directly or indirectly, any equity interest and which is a tenant of SNH or any entity in which SNH owns any equity interest, to be considered a "related party tenant" with respect to SNH for purposes of Section 856(d)(2)(B) of the Code.

                                    (d) The Board of Directors may only
reduce the Excepted Holder Limit for an Excepted Holder only: (1) with the written consent of such Excepted Holder at any

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time or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder.

                           Section 6.2.8 INCREASE OR DECREASE IN OWNERSHIP
LIMIT. The Board of Directors may from time to time increase or decrease the Ownership Limit, subject to the limitations provided in this Section 6.2.8.

                                    (a) Any decrease may be made only
prospectively as to subsequent holders (other than a decrease as a result of a retroactive change in existing law, in which case such change shall be effective immediately).

                                    (b) The Ownership Limit may not be increased
without the written consent of SNH.

                           Section 6.2.9 LEGEND. Each certificate for shares of
Capital Stock (or securities exercisable for or convertible into shares of Capital Stock) shall bear substantially the following legend:

                  The shares of Capital Stock represented by this certificate are subject to restrictions on Constructive Ownership and Transfer primarily for the purpose of assisting Senior Housing Properties Trust, a Maryland real estate investment trust, in maintaining its status as a real estate investment trust (a "REIT") under the Internal Revenue Code of 1986, as amended (the "Code"). Except as expressly provided in the Corporation's charter, (i) no Person may Constructively Own shares of Common Stock of the Corporation in excess of 9.8 percent (in value or number of shares, whichever is more restrictive) of the outstanding shares of Common Stock of the Corporation unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable) or an Excluded Holder (in which case the Excluded Holder
                  Limit shall be applicable); and (ii) with respect to any class or series of shares of Capital Stock other than Common Stock, no Person may Constructively Own more than
                  9.8 percent (in value or number of shares, whichever is more restrictive) of the outstanding shares of such class or series of such Capital Stock of the Corporation (collectively, (i) and (ii) are referred to herein as the "Ownership Limit"), unless such Person is an Excepted
                  Holder (in which case the Excepted Holder Limit shall be applicable) or an Excluded Holder (in which case the Excluded Holder Limit shall be applicable). Notwithstanding the foregoing, commencing at the time at which the distribution by Senior Housing Properties Trust, a Maryland real estate investment trust, of the Capital Stock of the Corporation (the "Distribution") is effective, no Excluded Holder shall Constructively Own shares of Capital Stock in excess of the Excluded Holder Limit for such Excluded
                  Holder. An "Excepted

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                  Holder" means a stockholder of the Corporation for whom an
                  Excepted Holder Limit is created by the Board of Directors. An "Excluded Holder" means any Person who acquires Constructive Ownership of shares of Common Stock solely by reason of the Transfer of Common Stock in the Distribution and who, immediately following the Distribution, Constructively Owns shares of Common Stock in excess of the Ownership Limit solely by reason of the Transfer of Common Stock in the Distribution. The "Excluded Holder Limit" means, with respect to any Excluded Holder, the shares of Capital Stock that such Excluded Holder was considered to Constructively Own immediately following the Distribution solely by reason of the Distribution (taking into account only such shares of Capital Stock and no other shares as to which such Person may thereafter become, for any reason, the Constructive Owner), provided, however, that (i) if the amount of shares of Capital Stock such Excluded Holder is considered to constructively own decreases by disposition or otherwise, but remains higher than the ownership limit, then such decreased amount shall become the Excluded Holder Limit, and (ii) if at any time the Excluded Holder Limit for any Excluded Holder would be less than the Ownership Limit, such Excluded Holder shall cease to be an Excluded Holder and the Ownership Limit shall thereafter apply to such Person. Any Person who Constructively Owns or attempts to Constructively Own shares of Capital Stock which cause or will cause a Person to Constructively Own shares of Capital Stock in excess or in violation of the above limitations must immediately notify the Corporation. If any of the restrictions on Transfer are violated, the shares of Capital Stock represented hereby will be automatically transferred to a Charitable Trustee of a Charitable Trust for the benefit (except as otherwise provided in the charter of the Corporation) of one or more Charitable Beneficiaries. In addition, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio. A Person who attempts to Constructively Own shares of Capital Stock in violation of the Transfer restrictions described above shall have no claim, cause of action or any recourse whatsoever against a transferor of such shares of Capital Stock. All capitalized terms in this legend have the meanings defined in the Corporation's charter, as the same may be amended from time to time, a copy of which, including the restrictions on Transfer, will be furnished to each holder of shares of Capital Stock of the Corporation on request and without charge.

Instead of the foregoing legend, the certificate may state that the Corporation will furnish a full statement about certain restrictions on transferability to a stockholder on request and without charge.

                           Section 6.2.10 NO RECOURSE. A Prohibited Owner shall
have no claim, cause of action or other recourse whatsoever against the purported transferor of shares of Capital Stock causing the violation of the restrictions set forth in Section 6.2.1(a).

                  Section 6.3 TRANSFER OF SHARES OF CAPITAL STOCK IN THE CORPORATION.

                           Section 6.3.1 OWNERSHIP IN TRUST. Upon any purported
Transfer or other event described in Section 6.2.1(b) that would result in a transfer of shares of Capital Stock to a Charitable Trust, such shares of Capital Stock shall be deemed to have been transferred to the Charitable Trustee as trustee of a Charitable Trust for the exclusive benefit of one or more Charitable Beneficiaries (except to the extent otherwise provided in Section 6.3.5). Such transfer to the Charitable Trustee shall be deemed to be effective as of the close of business on the Business Day prior to any other purported Transfer or other event that otherwise results in the transfer to the Charitable Trust pursuant to Section 6.2.1(b) (or as of the close of business on the Effective Date if such other purported Transfer or other event occurs on that date). The Charitable Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in
Section 6.3.7.

                           Section 6.3.2 STATUS OF SHARES HELD BY THE CHARITABLE
TRUSTEE. Shares of Capital Stock held by the Charitable Trustee shall be issued and outstanding shares of Capital Stock of the Corporation. The Prohibited Owner shall (i) have no rights in the shares of Capital Stock held by the Charitable Trustee; (ii) not benefit economically from ownership of any shares of Capital Stock held in trust by the Charitable Trustee (except to the extent otherwise provided in Section 6.3.5); (iii) have no rights to dividends or other distributions; (iv) not possess any rights to vote or other rights attributable to the shares of Capital Stock held in the Charitable Trust; and (v) have no claim, cause of action or other recourse whatsoever against the purported transferor of such shares of Capital Stock.

                           Section 6.3.3 DIVIDEND AND VOTING RIGHTS. The
Charitable Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Capital Stock held in the Charitable Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary (except to the extent otherwise provided in Section 6.3.5). Any dividend or other distribution paid prior to the discovery by the Corporation that shares of Capital Stock have been transferred to the Charitable Trustee shall be paid with respect to such shares of Capital Stock to the Charitable Trustee by the Prohibited Owner upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Charitable Trustee. Any dividends or distributions so paid over to the Charitable Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares of Capital Stock held in the Charitable Trust and, subject to Maryland law, effective as of the date that shares of Capital Stock have been transferred to the Charitable Trustee, the Charitable Trustee shall have the authority (at the Charitable Trustee's sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that shares of Capital Stock have been transferred to the Charitable Trustee and (ii) to recast such vote in accordance with the desires of the Charitable Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Charitable Trustee shall not have the power to rescind and recast such vote. Notwithstanding the provisions of this
Article VI, until the Corporation has received notification that shares of Capital Stock have been transferred into a Charitable Trust, the Corporation shall be entitled to rely on its stock transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies, and otherwise conducting votes of stockholders.

                           Section 6.3.4 RIGHTS UPON LIQUIDATION. Upon any
voluntary or involuntary liquidation, dissolution or winding up of or any distribution of the assets of the Corporation, the Charitable Trustee shall be entitled to receive, ratably with each other holder of shares of Capital Stock of the class or series of shares of Capital Stock that is held in the Charitable Trust, that portion of the assets of the Corporation available for distribution to the holders of such class or series (determined based upon the ratio that the number of shares of such class or series of shares of Capital Stock held by the Charitable Trustee bears to the total number of shares of Capital Stock of such class or series of shares of Capital Stock then outstanding). The Charitable Trustee shall distribute any such assets received in respect of the shares of Capital Stock held in the Charitable Trust in any liquidation, dissolution or winding up or distribution of the assets of the Corporation, in accordance with
Section 6.3.5.

                           Section 6.3.5 SALE OF SHARES BY CHARITABLE TRUSTEE.

                                    (a) Within 20 days of receiving notice
from the Corporation that shares of Capital Stock have been transferred to the Charitable Trust, the Charitable Trustee of the Charitable Trust shall sell the shares of Capital Stock held in the Charitable Trust (together with the right to receive dividends or other distributions with respect to such shares of Capital Stock as to any shares of Capital Stock transferred to the Charitable Trustee as a result of the operation of Section 6.2.1(b)) to a person, designated by the Charitable Trustee, whose ownership of the shares of Capital Stock will not violate the ownership limitations set forth in
Section 6.2.1(a). Upon such sale, the interest of the Charitable Beneficiary in the shares of Capital Stock sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 6.3.5.

                                    (b) A Prohibited Owner shall receive the
lesser of (1) the net price paid by the Prohibited Owner for the shares of Capital Stock or, if the Prohibited Owner did not give value for the shares of Capital Stock in connection with the event causing the shares of Capital Stock to be held in the Charitable Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares of Capital Stock on the day of the event causing the shares of Capital Stock to be held in the Charitable Trust, and (2) the net sales proceeds per share received by the Charitable Trustee from the sale or other disposition of the shares of Capital Stock held in the Charitable Trust. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Corporation that shares of Capital Stock have been transferred to the Charitable Trustee, such shares of Capital Stock are sold by a Prohibited Owner, then (i) such shares of Capital Stock shall be deemed to have been sold on behalf of the Charitable Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares of Capital Stock that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 6.3.5, such excess shall be paid to the Charitable Trustee upon demand.

                           Section 6.3.6 PURCHASE RIGHT IN STOCK TRANSFERRED TO
TRUSTEE. Shares of Capital Stock transferred to the Charitable Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Charitable Trust (or, in the case of a devise, gift or other such transaction, the Market Price of the shares of Capital Stock on the day of the event causing the shares of Capital Stock to be held in the Charitable Trust) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer until the Charitable Trustee has sold the shares of Capital Stock held in the Charitable Trust pursuant to Section 6.3.5. Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares of Capital Stock sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and the Charitable Beneficiary as provided in Section 6.3.5.

                           Section 6.3.7 DESIGNATION OF CHARITABLE
BENEFICIARIES. By written notice to the Charitable Trustee, the Corporation shall designate from time to time one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Charitable Trust such that (i) shares of Capital Stock held in the Charitable Trust would not violate the restrictions set forth in Section 6.2.1(a) in the hands of such Charitable Beneficiary and (ii) each such organization must be described in Sections 501(c)(3), 170(b)(1)(A) or 170(c)(2) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

                  Section 6.4 AMEX TRANSACTIONS. Nothing in this Article VI shall preclude the settlement of any transaction entered into through the facilities of the AMEX or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction takes place shall not negate the effect of any other provision of this Article VI and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VI.

                  Section 6.5 ENFORCEMENT. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VI.

                  Section 6.6 NON-WAIVER. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

                  Section 6.7 ENFORCEABILITY. If any of the restrictions on transfer of shares of Capital Stock contained in this Article VI are determined to be void, invalid or unenforceable by any court of competent jurisdiction, then the Prohibited Owner may be deemed, at the option of the Corporation, to have acted as an agent of the Corporation in acquiring such shares and to hold such shares on behalf of the Corporation.

                  Section 6.8 AMENDMENTS. Notwithstanding any other provisions of the charter or Bylaws of the Corporation, prior to the Restriction Termination Date, the written consent of SNH shall be required to amend, alter, change, repeal, or adopt any provisions inconsistent with, the provisions of this Article VI.

                                   ARTICLE VII
                                   AMENDMENTS

                  The Corporation reserves the right from time to time to make any amendment to its charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the charter, of any shares of outstanding stock. All rights and powers conferred by the charter on stockholders, directors and officers are granted subject to this reservation. Subject to Section 2-605 of the MGCL and except as otherwise provided in the charter, any amendment to the charter shall be valid only if (a) such amendment is first declared advisable by the Board of Directors, and (b) then approved by (i) the affirmative vote of a majority of all the votes entitled to be cast on the matter, or (ii) if Maryland law hereafter permits the effectiveness or validity of a vote described in this clause (ii), the affirmative vote of a majority of the votes cast on the matter or any such lesser proportion permitted under Maryland law.

                                  ARTICLE VIII
                             LIMITATION OF LIABILITY

                  To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article VIII, nor the adoption or amendment of any other provision of the charter or Bylaws inconsistent with this Article VIII, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

                                   ARTICLE IX
                                  INCORPORATOR

                  The undersigned, Michael A. Mingolelli, Jr., Esq., whose address is c/o Sullivan & Worcester LLP, One Post Office Square, Boston, Massachusetts 02109, being at least 18 years of age, does hereby form a corporation under the general laws of the State of Maryland.

                  THIRD: The amendment to and restatement of the charter as hereinabove set forth have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

                  FOURTH: The current address of the principal office of the Corporation is as set forth in Article III of the foregoing amendment and restatement of the charter.

                  FIFTH: The name and address of the Corporation's current resident agent is as set forth in Article III of the foregoing amendment and restatement of the charter.

                  SIXTH: The number of directors of the Corporation and the names of those currently in office are as set forth in Article IV of the foregoing amendment and restatement of the charter.

                  SEVENTH: The total number of shares of stock which the Corporation had authority to issue immediately prior to this amendment and restatement was 1,000, consisting of 1,000 shares of Common Stock, $.01 par value per share and no shares of Preferred Stock, $.01 par value per share. The aggregate par value of all shares of stock having par value was $10.

                  EIGHTH: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment and restatement of the charter is 11,000,000, consisting of 10,000,000 shares of Common Stock, $.01 par value per share, and 1,000,000 shares of Preferred Stock, $.01 par value per share. The aggregate par value of all authorized shares of stock having par value is $110,000.

                  NINTH: The undersigned President acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

                  IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its President and attested to by its Assistant Secretary on this 5th day of December, 2001.

ATTEST:                             FIVE STAR QUALITY CARE, INC.



/s/ Bruce J. Mackey Jr.             By: /s/ Evrett W. Benton (SEAL)
---------------------------            -----------------------------
Bruce J. Mackey Jr.                    Evrett W. Benton
Assistant Secretary                    President